Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Southern National Bancorp of Virginia, Inc.
We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-218976, 333-189730 and 333-166511) of Southern National Bancorp of Virginia, Inc. of our reports dated March 16, 2018, with respect to the consolidated financial statements of Southern National Bancorp of Virginia, Inc. and the effectiveness of internal control over financial reporting, which reports appear in Southern National Bancorp of Virginia, Inc.’s 2017 Annual Report on Form 10-K.
/s/ Dixon Hughes Goodman LLP
Atlanta, Georgia
March 16, 2018